EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.
7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

U.S. District Court Denies JACO Environmental, Inc. Motion
For Summary Judgment For Dismissal of Litigation Filed By
Appliance Recycling Centers of America, Inc.

Minneapolis, MN—October 26, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq Capital Market: ARCI) announced that on October 18 the U.S. District Court for the Central District of California denied the motion for summary judgment filed by JACO Environmental, Inc., in which JACO asked the Court to dismiss ARCA’s lawsuit that charges JACO with engaging in unfair business practices in violation of federal and California laws by committing fraud on the U.S. Patent Office in order to obtain a patent for a refrigerator recycling method that was previously developed by ARCA.

As a result of the Court’s action, ARCA said its litigation against JACO will proceed.  ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

In its lawsuit, ARCA claims JACO used its fraudulently obtained patent to misrepresent to potential customers the nature, characteristics and origin of the subject matter of its patent.  ARCA is seeking permanent injunctive relief barring JACO and its officers from engaging in unlawful business practices by claiming that it invented appliance recycling methods and systems originally developed by ARCA.  ARCA is also seeking monetary damages for JACO’s unfair business practices.

In October 2005, JACO filed a public document indicating that it would not seek to enforce the patent against ARCA and its customers.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, commented: “We are extremely pleased by the Court’s action to dismiss JACO’s motion for summary judgment, which permits our lawsuit to proceed.  ARCA has been engaged in recycling appliances and disposing of hazardous components for nearly 20 years, and has developed and implemented many recycling methods and processes over that period of time.  Based on our belief that the JACO patent is based on methods and processes that ARCA developed, we will continue legal efforts to bar JACO from using its patent in the course of its business and to seek damages related to JACO’s use of that fraudulently obtained patent for marketing its recycling services.”

Immediately following the denial of JACO’s motion for summary judgment, JACO and SEG Umwelt-Service/Basis of Mettlach, Germany (SEG) filed a patent infringement lawsuit in Federal Court on October 24 against ARCA.  The suit claims that ARCA has been using refrigerator recycling systems and processes invented by SEG and protected by two U.S. patents issued to SEG and exclusively licensed to JACO.

In commenting on the JACO lawsuit, Cameron said:  “We believe JACO’s recent patent infringement lawsuit is retaliatory in nature, given the Court’s denial of JACO’s request to have our litigation dismissed.  We intend to vigorously defend ARCA against this baseless suit.”

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, which include close-outs, factory overruns and scratch-and-dent units.

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